Exhibit 99.1

Sovran Self Storage Reports Second Quarter Results; Company Acquires $43 Million of Assets, Achieves Same Store NOI Growth of 8.6%

BUFFALO, N.Y.--(BUSINESS WIRE)--August 1, 2012--Sovran Self Storage, Inc. (NYSE:SSS), (www.unclebobs.com/company) a self storage real estate investment trust (REIT), reported operating results for the quarter ended June 30, 2012.

Net income available to common shareholders for the second quarter of 2012 was $11.7 million or $0.40 per fully diluted share. For the same period in 2011, net income available to common shareholders was $9.7 million, or $0.35 per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.77 per fully diluted common share compared to $0.67 for the same period last year. The Company incurred net acquisition costs of $1.3 million in connection with the properties it acquired during the quarter as compared to $0.1 million in the second quarter of 2011. Absent these acquisition costs, FFO per share was $0.82 and $0.67 for the second quarter of 2012 and 2011, respectively.

Stronger occupancy, lower operating costs and the reduced use of move-in incentives contributed to the increase in FFO for the second quarter of 2012.

David Rogers, the Company’s Chief Executive Officer, commented, “We’ve been enjoying a terrific lease-up season – our same-store occupancy grew by over seven percentage points at the end of this June over last June. We’ve been able to grow share in most of our markets, primarily as a result of our web-based marketing strategy, our revenue management system and our outstanding customer service platform.”

The Company acquired four premium self storage facilities during the quarter, and one more in mid-July. Also subsequent to the end of the quarter, the Company sold five non-strategic properties.

OPERATIONS:

Total revenues increased 17.2% over last year’s second quarter, while property operating costs increased 9.6%, resulting in an NOI (3) increase of 21.3%. Overall occupancy averaged 85.6% for the period and rental rates averaged $10.31 per sq. ft.

Revenues for the 345 stores wholly owned by the Company for the entire quarter of each year increased 5.1% from those of the second quarter of 2011, the result of an increase in average occupancy from 79.9% to 85.7%, and strong growth in other revenues, primarily insurance commissions.

Continuing decreases in utility costs, credit card fees and yellow page advertising, offset by modest increases in property taxes and personnel costs, contributed to an overall reduction in operating costs of 1.2%.

Consequently, same store net operating income increased 8.6% this period over the second quarter of 2011.

General and administrative expenses grew by approximately $2.0 million over the same period in 2011, primarily due to increased internet advertising, personnel and training costs.

During the second quarter of 2012, the stores with the strongest revenue impact include those in New England, North Carolina, Texas and Florida. The Company’s storage facilities in Phoenix, Arizona experienced modest declines.

PROPERTIES:

The Company acquired four properties during the quarter - one each in its existing markets of Miami, FL and Norfolk, VA; and two storage facilities in Chicago, IL, a new market for the Company. The properties were acquired at a cost of $43.0 million and added approximately 311,000 net rentable square feet of storage space to the portfolio. Subsequent to the end of the quarter, a property in Atlanta, Georgia was acquired at a cost of $8.5 million. The Company now operates 17 stores in the Atlanta metro area.

“We’ve been interested in Chicago for some time, and these two stores are a perfect entry point – they’re large, modern, “Class A” properties that are very well positioned in their markets”, commented Rogers. “We hope to add to this foothold in the near future.”

Also subsequent to the end of the quarter, the Company sold its four remaining properties in Michigan, and its one store in Salisbury, Maryland for total net proceeds of $13.5 million.

CAPITAL TRANSACTIONS:

The Company did not enter any significant debt origination or repayment agreements during the quarter. A table detailing outstanding maturities and interest rates is shown as Exhibit B.

Illustrated below are key financial ratios at June 30, 2012:

- Debt to Enterprise Value (at $50.09/share)	30.4%
- Debt to Book Cost of Storage Facilities	39.7%
- Debt to EBITDA Ratio	5.1x
- Debt Service Coverage	3.7x

At June 30, 2012, the Company had approximately $7.5 million of cash on hand, and $105 million available on its line of credit (without considering the additional $75 million available under the expansion feature).

On September 14, 2011, the Company announced an “at the market” equity issuance program. During the second quarter of 2012, the Company issued 386,491 shares pursuant to this program at an average price per share of $50.64, netting $19.2 million.

YEAR 2012 EARNINGS GUIDANCE:

Management is encouraged by greater customer traffic and resiliency in most markets. An increase in same store revenue of 4.5% to 5.0% is projected from that of 2011. Property operating costs are projected to increase by 0% to 2%, including an expected 4% annual increase in property taxes. Accordingly, the Company anticipates an increase of 6% to 7% in same store net operating income for 2012.

The Company intends to spend up to $20 million on its expansion and enhancement program. It has also budgeted $14 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

Future purchases and dispositions of properties in 2012 are not expected to significantly impact guidance inasmuch as the Company expects to sell approximately as much as it acquires, at least through the end of the third quarter. Acquisitions that may be made in the fourth quarter will not have a significant impact on the year’s results, and have not been considered in issuing guidance. The acquisition costs relating to any purchases made in 2012 are not included in core guidance.

General and administrative expenses are expected to increase to $30 - $31 million due to the need for additional personnel required for recent acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its internet marketing presence and revenue management programs.

At June 30, 2012, all but $70 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 2.0%.

At June 30, 2012, the Company had 29.4 million shares of common stock outstanding and 0.34 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2012 to be approximately $3.15 to $3.19 per share, and between $0.81 and $0.83 per share for the third quarter of 2012.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, August 2, 2012. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/397145.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 447 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2012	2011
Assets
Investment in storage facilities:
Land	$278,774	$270,542
Building, equipment and construction in progress	1,357,723	1,311,405
	1,636,497	1,581,947
Less: accumulated depreciation	(321,253)	(302,865)
Investment in storage facilities, net	1,315,244	1,279,082
Cash and cash equivalents	7,461	7,321
Accounts receivable	3,052	2,991
Receivable from joint venture	490	589
Investment in joint venture	34,363	31,939
Prepaid expenses	5,256	3,950
Intangible asset - in-place customer leases (net of accumulated
amortization of $8,841 in 2012 and $7,019 in 2011)	1,544	2,523
Other assets	4,227	4,850
Net assets of discontinued operations	11,126	11,361
Total Assets	$1,382,763	$1,344,606

Liabilities
Line of credit	$70,000	$46,000
Term notes	575,000	575,000
Accounts payable and accrued liabilities	26,618	32,207
Deferred revenue	7,124	6,223
Fair value of interest rate swap agreements	14,957	10,748
Mortgages payable	4,339	4,423
Total Liabilities	698,038	674,601

Noncontrolling redeemable Operating Partnership Units at redemption value	16,982	14,466

Equity
Common stock	306	301
Additional paid-in capital	884,658	862,467
Accumulated deficit	(175,563)	(169,799)
Accumulated other comprehensive loss	(14,483)	(10,255)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	667,743	655,539
Total Liabilities and Equity	$1,382,763	$1,344,606

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	April 1, 2012	April 1, 2011
	to	to
(dollars in thousands, except share data)	June 30, 2012	June 30, 2011

Revenues
Rental income	$54,583	$47,449
Other operating income	3,280	2,281
Management fee income	869	388
Total operating revenues	58,732	50,118

Expenses
Property operations and maintenance	13,668	12,716
Real estate taxes	5,738	4,983
General and administrative	7,970	5,935
Acquisition related costs	1,300	93
Depreciation and amortization	9,457	8,420
Amortization of in-place customer leases	940	141
Total operating expenses	39,073	32,288

Income from operations	19,659	17,830

Other income (expense)
Interest expense (A)	(8,311)	(8,082)
Interest income	-	8
Equity in income of joint ventures	205	64

Income from continuing operations	11,553	9,820
Income from discontinued operations	307	260
Net income	11,860	10,080
Net income attributable to noncontrolling interests	(139)	(343)
Net income attributable to common shareholders	$11,721	$9,737

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.40	$0.34
Discontinued operations	$0.01	$0.01
Earnings per share - basic	$0.41	$0.35

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.39	$0.34
Discontinued operations	$0.01	$0.01
Earnings per share - diluted	$0.40	$0.35

Common shares used in basic
earnings per share calculation	28,883,464	27,559,992

Common shares used in diluted
earnings per share calculation	29,000,996	27,611,237

Dividends declared per common share	$0.4500	$0.4500

(A) Interest expense for the three months ending June 30 consists of the following
Interest expense	$8,102	$7,746
Amortization of deferred financing fees	209	336
Total interest expense	$8,311	$8,082

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2012	January 1, 2011
	to	to
(dollars in thousands, except share data)	June 30, 2012	June 30, 2011

Revenues
Rental income	$107,262	$94,054
Other operating income	6,165	4,353
Management fee income	1,674	705
Acquisition fee income	146	-
Total operating revenues	115,247	99,112

Expenses
Property operations and maintenance	27,545	26,038
Real estate taxes	11,438	9,965
General and administrative	15,535	11,707
Acquisition related costs	1,307	135
Depreciation and amortization	18,726	16,809
Amortization of in-place customer leases	1,822	282
Total operating expenses	76,373	64,936

Income from operations	38,874	34,176

Other income (expense)
Interest expense (A)	(16,565)	(15,979)
Interest income	3	26
Equity in income of joint ventures	273	104

Income from continuing operations	22,585	18,327
Income from discontinued operations	544	454
Net income	23,129	18,781
Net income attributable to noncontrolling interests	(270)	(784)
Net income attributable to common shareholders	$22,859	$17,997

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.77	$0.64
Discontinued operations	$0.02	$0.01
Earnings per share - basic	$0.79	$0.65

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.77	$0.64
Discontinued operations	$0.02	$0.01
Earnings per share - diluted	$0.79	$0.65

Common shares used in basic
earnings per share calculation	28,834,564	27,548,635

Common shares used in diluted
earnings per share calculation	28,939,366	27,594,336

Dividends declared per common share	$0.9000	$0.9000

(A) Interest expense for the six months ending June 30 consists of the following
Interest expense	$16,147	$15,386
Amortization of deferred financing fees	418	593
Total interest expense	$16,565	$15,979

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	April 1, 2012	April 1, 2011
	to	to
(dollars in thousands, except share data)	June 30, 2012	June 30, 2011

Net income attributable to common shareholders	$11,721	$9,737
Net income attributable to noncontrolling interests	139	343
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	10,305	8,561
Depreciation of real estate included in discontinued operations	94	96
Depreciation and amortization from unconsolidated joint ventures	430	199
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(266)	(222)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	-	(227)
Funds from operations available to common shareholders	22,423	18,487
FFO per share - diluted	$0.77	$0.67

Non-recurring Adjustments to FFO
Acquisition costs expensed	1,300	93
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	15	-
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(15)	(1)
Adjusted funds from operations available to common shareholders	23,723	18,579
Adjusted FFO per share - diluted	$0.82	$0.67

Common shares - diluted	29,000,996	27,611,237

	January 1, 2012	January 1, 2011
	to	to
(dollars in thousands, except share data)	June 30, 2012	June 30, 2011

Net income attributable to common shareholders	$22,859	$17,997
Net income attributable to noncontrolling interests	270	784
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	20,364	17,091
Depreciation of real estate included in discontinued operations	188	191
Depreciation and amortization from unconsolidated joint ventures	820	397
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(520)	(428)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	-	(567)
Funds from operations available to common shareholders	43,981	35,465
FFO per share - diluted	$1.52	$1.29

Non-recurring Adjustments to FFO
Acquisition costs expensed	1,307	135
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	162	-
Acquisition fee income from Sovran HHF Storage Holdings II	(146)	-
Funds from operations resulting from non-recurring items allocable to noncontrolling		-
interest in Operating Partnership	(15)	(2)
Adjusted funds from operations available to common shareholders	45,289	35,598
Adjusted FFO per share - diluted	$1.56	$1.29

Common shares - diluted	28,939,366	27,594,336

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	April 1, 2012	April 1, 2011
	to	to		Percentage
(dollars in thousands)	June 30, 2012	June 30, 2011	Change	Change

Revenues:
Rental income	$49,393	$47,350	$2,043	4.3%
Tenant insurance commissions	1,388	980	408	41.6%
Other operating income	1,259	1,163	96	8.3%
Total operating revenues	52,040	49,493	2,547	5.1%

Expenses:
Payroll and benefits	5,350	5,251	99	1.9%
Real estate taxes	5,109	4,969	140	2.8%
Utilities	2,026	2,089	(63)	-3.0%
Repairs and maintenance	1,776	1,717	59	3.4%
Office and other operating expense	1,904	2,018	(114)	-5.6%
Insurance	807	803	4	0.5%
Advertising & yellow pages	435	765	(330)	-43.1%
Total operating expenses	17,407	17,612	(205)	-1.2%

Net operating income (3)	$34,633	$31,881	$2,752	8.6%

QTD Same store move ins	44,220	37,609	6,611	17.6%

QTD Same store move outs	33,498	33,521	(23)	-0.1%

(2) Includes the 345 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company or the five stores sold in July 2012.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, amounts attributable to noncontrolling interests, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental quarterly same store data.

YEAR TO DATE SAME STORE DATA (2)	January 1, 2012	January 1, 2011
	to	to		Percentage
(dollars in thousands)	June 30, 2012	June 30, 2011	Change	Change

Revenues:
Rental income	$97,329	$93,874	$3,455	3.7%
Tenant insurance commissions	2,668	1,895	773	40.8%
Other operating income	2,388	2,196	192	8.7%
Total operating revenues	102,385	97,965	4,420	4.5%

Expenses:
Payroll and benefits	10,748	10,549	199	1.9%
Real estate taxes	10,218	9,938	280	2.8%
Utilities	4,086	4,341	(255)	-5.9%
Repairs and maintenance	3,725	3,815	(90)	-2.4%
Office and other operating expense	3,780	4,025	(245)	-6.1%
Insurance	1,615	1,594	21	1.3%
Advertising & yellow pages	956	1,573	(617)	-39.2%
Total operating expenses	35,128	35,835	(707)	-2.0%

Net operating income (3)	$67,257	$62,130	$5,127	8.3%

YTD Same store move ins	80,412	69,580	10,832	15.6%

YTD Same store move outs	65,592	66,095	(503)	-0.8%

OTHER DATA	Same Store (2)		All Stores (4)
	2012	2011	2012	2011

Weighted average quarterly occupancy	85.7%	79.9%	85.6%	80.0%

Occupancy at June 30	87.5%	80.4%	87.4%	80.5%

Rent per occupied square foot	$10.23	$10.58	$10.31	$10.56

(4) Does not include unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the six months ended June 30, 2012:

Beginning balance	$1,581,947
Property acquisitions	42,167
Improvements and equipment additions:
Expansions	13,595
Roofing, paving, and equipment:
Stabilized stores	5,258
Recently acquired stores	862
Change in construction in progress (Total CIP $8.1 million)	(6,342)
Dispositions and Impairments	(990)
Storage facilities at cost at period end	$1,636,497

Comparison of Selected G&A Costs	Quarter Ended
	June 30, 2012	June 30, 2011

Management and administrative salaries and benefits	3,761	2,662
Internet advertising & marketing	1,215	718
Training	305	206
Call center	390	351
Uncle Bob's Management costs	108	74
Income taxes	557	511
Other administrative expenses (5)	1,634	1,413
	$7,970	$5,935

(5) Other administrative expenses include professional fees, office rent, travel expense, investor relations and miscellaneous other expenses.

	June 30, 2012	June 30, 2011

Common shares outstanding	29,396,351	27,699,279
Operating Partnership Units outstanding	339,025	339,025

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended June 30, 2012
(unaudited)

				Avg Quarterly
			Avg Qtrly	Occupancy for the		Revenue for the			Expenses for the			NOI for the Three
			Rent per	Three Months Ended		Three Months Ended			Three Months Ended			Months Ended
		Square	Occupied	June 30,		June 30,			June 30,			June 30,
State	Stores	Feet	Square Foot	2012	2011	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change

Alabama	22	1,609	$7.97	81.8%	77.4%	$2,835	$2,742	3.39%	$941	$969	-2.89%	$1,894	$1,773	6.82%
Arizona	9	514	10.02	88.1%	82.6%	1,215	1,226	-0.90%	373	416	-10.34%	842	810	3.95%
Connecticut	5	301	16.73	90.3%	81.2%	1,171	1,085	7.93%	347	354	-1.98%	824	731	12.72%
Florida	53	3,465	10.15	82.5%	76.3%	7,696	7,327	5.04%	2,739	2,847	-3.79%	4,957	4,480	10.65%
Georgia	22	1,408	9.23	85.2%	78.1%	2,949	2,797	5.43%	994	978	1.64%	1,955	1,819	7.48%
Louisiana	14	867	10.25	88.4%	82.3%	2,077	1,950	6.51%	603	602	0.17%	1,474	1,348	9.35%
Maine	2	113	11.70	88.0%	80.6%	306	284	7.75%	91	95	-4.21%	215	189	13.76%
Maryland	3	139	15.73	91.5%	89.1%	515	493	4.46%	166	156	6.41%	349	337	3.56%
Massachusetts	12	664	12.85	86.6%	82.0%	1,954	1,841	6.14%	622	645	-3.57%	1,332	1,196	11.37%
Mississippi	12	919	8.97	85.6%	80.9%	1,872	1,882	-0.53%	588	566	3.89%	1,284	1,316	-2.43%
Missouri	7	432	11.19	91.3%	84.8%	1,148	1,094	4.94%	394	394	0.00%	754	700	7.71%
New Hampshire	4	261	10.88	84.5%	82.7%	627	607	3.29%	199	196	1.53%	428	411	4.14%
New York	28	1,675	13.36	86.4%	86.3%	5,018	4,857	3.31%	1,559	1,548	0.71%	3,459	3,309	4.53%
North Carolina	18	1,037	9.22	82.3%	71.1%	2,066	1,858	11.19%	709	712	-0.42%	1,357	1,146	18.41%
Ohio	17	1,132	8.90	87.7%	85.0%	2,319	2,251	3.02%	759	794	-4.41%	1,560	1,457	7.07%
Pennsylvania	4	220	9.90	85.0%	86.8%	478	449	6.46%	160	149	7.38%	318	300	6.00%
Rhode Island	4	190	12.00	77.3%	81.6%	491	466	5.36%	196	182	7.69%	295	284	3.87%
South Carolina	8	436	9.56	88.5%	81.9%	982	939	4.58%	374	358	4.47%	608	581	4.65%
Tennessee	4	291	8.95	94.9%	90.4%	646	602	7.31%	247	251	-1.59%	399	351	13.68%
Texas	81	5,870	9.95	87.5%	79.9%	13,339	12,495	6.75%	4,670	4,672	-0.04%	8,669	7,823	10.81%
Virginia	16	1,020	10.74	81.7%	77.0%	2,336	2,248	3.91%	676	728	-7.14%	1,660	1,520	9.21%

Portfolio Total	345	22,563	$10.23	85.7%	79.9%	$52,040	$49,493	5.15%	$17,407	$17,612	-1.16%	$34,633	$31,881	8.63%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
345 wholly owned same stores.

Exhibit B

Sovran Self Storage, Inc.

Debt Maturity Schedule
June 30, 2012
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (1)	2012	2013	2014	2015	2016	Thereafter	Total

Line of credit	Aug-2016	Variable	2.24%	$-	$-	$-	$-	$70,000	$-	$70,000

Term note	Sep-2013	Swapped to fixed	5.94%	-	20,000	-	-	-	-	20,000
Term note	Sep-2013	Fixed	6.26%	-	80,000	-	-	-	-	80,000
Mortgage note	Sep-2013	Fixed	6.76%	14	896	-	-	-	-	910
Mortgage note	Mar-2014	Fixed	6.35%	16	34	949	-	-	-	999
Term note	Apr-2016	Fixed	6.38%	-	-	-	-	150,000	-	150,000
Term note	Aug-2018	Swapped to fixed	4.37%	-	-	-	-	-	125,000	125,000
Term note	Aug-2018	Swapped to fixed	3.61%	-	-	-	-	-	100,000	100,000
Term note	Aug-2021	Fixed	5.54%	-	-	-	-	-	100,000	100,000
Mortgage note	May-2026	Fixed	5.99%	58	119	126	134	142	1,851	2,430

				$88	$101,049	$1,075	$134	$220,142	$326,851	$649,339

(1) Rate as of June 30, 2012 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.2 million in 2012.

CONTACT:
Sovran Self Storage, Inc.
Diane Piegza, 716-650-6115
Vice President Corporate Communications